EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-114035, 333-119492 and 333-123017) and Form S-8 (Nos. 33-75390, 33-87420, 333-44097, 333-92425, 333-75410, 33-75392, 333-119486 and 333-132022) and the Registration Statement on Form SB-2 (No. 333-38668) of Neurobiological Technologies, Inc. of our report dated September 11, 2008, with respect to the consolidated financial statements of Neurobiological Technologies, Inc. included in this Annual Report on Form 10-K for the year ended June 30, 2008.
/s/ Odenberg Ullakko Muranishi & Co LLP
San Francisco, California
September 15, 2008